Exhibit 99.1

Red River Bancshares, Inc. Reports Third Quarter 2019 Earnings
Alexandria, Louisiana, October 29, 2019, (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”), (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its financial results for the third quarter of 2019.
Net income for the third quarter of 2019 was $6.8 million, or $0.93 per diluted common share ("EPS"), an increase of $1.3 million, or 23.6%, compared to $5.5 million, or $0.78 EPS, for the second quarter of 2019, and an increase of $705,000, or 11.5%, compared to $6.1 million, or $0.91 EPS, for the third quarter of 2018.
Net income for the nine months ended September 30, 2019, was $18.1 million, or $2.57 EPS, an increase of $1.2 million, or 7.0%, compared to $16.9 million, or $2.50 EPS, for the nine months ended September 30, 2018.
Third Quarter 2019 Performance and Operational Highlights

•	The Company completed its first full quarter of operations as a public company.

•
The Company had record high net income for the third quarter of 2019, resulting in quarterly return on assets of 1.42% and return on equity of 11.20%. Compared to the prior quarter, net income for the third quarter of 2019 improved with increased net interest income and noninterest income, combined with lower provision for loan losses and operating expenses.

•	Net interest margin, fully tax equivalent basis ("FTE"), increased by four basis points to 3.55% for the third quarter of 2019, from 3.51% for the second quarter of 2019.

•	Loans held for investment ("HFI") increased 1.4% from June 30, 2019 and 6.4% from December 31, 2018.

•	Deposits increased 2.6% from June 30, 2019 and 1.9% from December 31, 2018.

•	As of September 30, 2019, the loans HFI to deposits ratio was 84.27%, and the noninterest-bearing deposits to total deposits ratio was 36.68%.

•	Nonperforming assets ("NPA(s)") to total assets ratio improved to 0.41% as of September 30, 2019, from 0.70% as of June 30, 2019.

•	The net charge-offs to average loans ratios for both the quarter and nine months ended September 30, 2019, were 0.00%.

•	The Bank did not have an FDIC insurance assessment for the third quarter of 2019.

•	As planned, a portion of the proceeds from the May 2019 initial public offering ("IPO") were used to redeem all of our junior subordinated debentures in June and August of 2019.

•
In the third quarter of 2019, we continued to execute our organic growth plan in our newest market. The new Northshore market, including the city of Covington, Louisiana, is located on the north shore of Lake Pontchartrain, near New Orleans, Louisiana. In April 2019, we opened a temporary loan production office in Covington. In the second and third quarters of 2019, the Northshore banking team was fully staffed and trained to provide full banking services. In late September 2019, we closed the Covington loan production office and opened a full-service banking center. As of September 30, 2019, Red River Bank had approximately $21.1 million of loans in the Northshore market.

R. Blake Chatelain, President and Chief Executive Officer stated, "The Company had record high net income in the third quarter of 2019 with improvements in many categories. Despite two Federal Reserve rate decreases in the third quarter, our net interest margin (FTE) increased from the second quarter primarily due to the payoff of our junior subordinated debentures. Also, a few asset quality challenges were resolved and the nonperforming assets to total assets ratio improved to 0.41%."
Regarding the third quarter activities, Mr. Chatelain added, "One of the purposes of the IPO was to utilize a portion of the funds to redeem our junior subordinated debentures. As of August 8, 2019, all junior subordinated debentures have been paid off, eliminating all of our long-term, high interest rate debt and associated interest expense. In Covington, we have transitioned from a loan production office to a brand new full-service banking center. We have a great team of bankers in Covington and have been encouraged by the reception we are receiving in this market. We look forward to continued opportunities to extend our reach in the Northshore area."

Net Interest Income and Net Interest Margin (FTE)
Net interest income for the third quarter of 2019 was $16.2 million, $543,000, or 3.5%, higher than the second quarter of 2019. The increase in net interest income was due to a $525,000 increase in interest and dividend income and an $18,000 decrease in interest expense, combined with a 1.4% increase in average interest-earning assets.
The net interest margin (FTE) improved four basis points to 3.55% for the third quarter of 2019, compared to the prior quarter. The net interest margin for the third quarter was impacted by the payoff of the junior subordinated debentures and the two Federal Reserve rate decreases. The payoff of the junior subordinated debentures resulted in a two basis point improvement to the net interest margin, on a stand-alone basis. The yield on loans increased one basis point as the rates on new and renewing loans offset the lower yields on most floating rate loans. As of September 30, 2019, floating rate loans were 16.0% of the loan portfolio. The yield on taxable securities decreased two basis points due to the negative effects of increased investment premium amortization from the lower rate environment, partially offset by higher yields from a portfolio realignment completed in July 2019. The cost of deposits was stable at 0.60% for both the second and third quarters of 2019.
Noninterest Income
Noninterest income totaled $4.4 million for the third quarter of 2019, an increase of $287,000, or 7.0%, compared to $4.1 million for the previous quarter. The increase was mainly due to higher mortgage loan income and higher deposit service charges, offset by lower dividend income from a Small Business Investment Company limited partnership ("SBIC") of which Red River Bank is a member.
Mortgage loan income for the third quarter of 2019 totaled $1.0 million, an increase of $357,000, or 54.3%, from the second quarter of 2019. This increase was primarily driven by increased demand for new and refinanced mortgage loans as a result of the lower interest rate environment.
Service charges on deposit accounts increased $112,000, or 10.3%, for the third quarter of 2019, compared to the second quarter of 2019. This was due to new deposit fees being implemented at the end of the second quarter of 2019.
Other income decreased by $166,000 from the prior quarter. This decrease was primarily a result of a $214,000 dividend received from the SBIC in the second quarter of 2019. No dividend was received in the third quarter of 2019 from the SBIC.
Operating Expense
Operating expense for the third quarter 2019 totaled $11.9 million, a decrease of $519,000, or 4.2%, compared to $12.4 million for the second quarter of 2019. The decrease was mainly due to lower advertising, occupancy, loan and FDIC insurance assessment expenses.
Advertising expense decreased by $180,000, or 45.5%, between the second and third quarters of 2019. This decrease was due to expanded media campaigns and marketing events in the second quarter of 2019 in our newer markets that did not reoccur in the third quarter of 2019.
Occupancy and equipment expenses for the third quarter of 2019 totaled $1.2 million, a decrease of $135,000, or 10.1%, compared to the second quarter of 2019. This decrease was due to $130,000 of nonrecurring expenses resulting from the completion of our new market headquarters building in Baton Rouge in the second quarter.
Loan and deposit expenses totaled $285,000 for the third quarter of 2019, a decrease of $107,000, or 27.3%, from the prior quarter. The decrease in the third quarter was primarily due to a $68,000 reduction of loan development expenses and $47,000 for the reimbursement of collection expenses related to receiving payoffs of past due loans.
Other operating expenses decreased by $144,000, or 12.8%, between the second and third quarter of 2019. This decrease was mainly due to a $121,000 decrease in our FDIC insurance assessment expense. The Bank was notified by the FDIC that it did not have an FDIC insurance assessment for the third quarter of 2019. Therefore, no FDIC insurance assessment expense was incurred for the third quarter compared to $121,000 for the second quarter of 2019.
Loans and Asset Quality
Loans HFI as of September 30, 2019, were $1.41 billion, an increase of $20.0 million, or 1.4%, from June 30, 2019. The increase in loans in the third quarter of 2019 was primarily due to normal loan origination activity spread across all of our markets, with our newer markets experiencing the most growth. Energy related credits were 2.3% of loans HFI as of September 30, 2019, compared to 2.5% as of June 30, 2019.

Asset quality levels improved in the third quarter of 2019, with the receipt of $5.1 million in payoffs on loans reported as past due in second quarter 2019. NPAs dropped to $8.0 million as of September 30, 2019, from $13.2 million as of June 30, 2019. The ratio of NPAs to total assets improved to 0.41% as of September 30, 2019, from 0.70% as of June 30, 2019.
As of September 30, 2019, the allowance for loan losses ("ALL") was $13.9 million and the ratio of ALL to loans HFI was 0.98%. The net charge-off ratio was 0.00% for the second and third quarters of 2019, as well as year to date 2019. The provision for loan losses recorded in the third quarter of 2019 totaled $378,000 compared to $529,000 for the second quarter of 2019.
Deposits
Deposits as of September 30, 2019, were $1.68 billion, an increase of $42.3 million, or 2.6%, compared to June 30, 2019. Average deposits for the third quarter of 2019 were $1.65 billion, an increase of $18.5 million, or 1.1%, from the prior quarter.
Noninterest-bearing deposits totaled $615.1 million as of September 30, 2019, up $38.1 million, or 6.6%, from June 30, 2019. As of September 30, 2019, noninterest-bearing deposits were 36.68% of total deposits.
Interest-bearing deposits totaled $1.06 billion as of September 30, 2019, up $4.1 million, or 0.4%, compared to June 30, 2019.
Junior Subordinated Debentures
As anticipated, on August 8, 2019, the remaining $5.2 million of junior subordinated debentures were redeemed with a rate at payoff of 5.58%, and the related business trust was terminated, leaving no outstanding long-term debt as of September 30, 2019. In June 2019, $6.2 million of junior subordinated debentures were redeemed with an average rate at payoff of 5.21%, and the related business trusts were terminated. Interest expense for the junior subordinated debentures was $73,000 for the third quarter of 2019 and $156,000 for the second quarter of 2019.
Stockholders’ Equity
Total stockholders’ equity increased to $245.4 million as of September 30, 2019, from $237.9 million as of June 30, 2019. The increase of $7.5 million in stockholders’ equity during the third quarter of 2019 was attributable to $6.8 million of net income, and $567,000 of other comprehensive income.
Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles ("GAAP") and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Security and Exchange Commission's rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures, or both.
The non-GAAP financial measures that we discuss should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that are discussed may differ from that of other companies reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
We provide these measures in addition to, not as a substitute for, net income and earnings per share, which are reported in adherence to GAAP. Management and the board of directors review tangible book value per share and tangible common equity to tangible assets as part of managing operating performance. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share, and total expenses, are useful for both management and investors when evaluating our underlying operating and financial performance and our available resources.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.
About Red River Bancshares, Inc.
The Company is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 24 banking centers throughout Louisiana. Banking centers are located in the following markets: Central Louisiana, which includes the Alexandria metropolitan statistical area ("MSA"); Northwest Louisiana, which includes the Shreveport-Bossier City MSA; Southeast Louisiana, which includes the Baton Rouge MSA; Southwest Louisiana, which includes the Lake Charles MSA; and the Northshore, which includes Covington.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our Prospectus filed with the SEC on May 3, 2019, relating to our initial public offering, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.

Contact:
Isabel V. Carriere, CPA, CGMA
Executive Vice-President and Chief Financial Officer
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the three months ended			As of and for the nine months ended
(Dollars in thousands, except per share data)	Sept. 30, 2019	June 30, 2019	Sept. 30, 2018	Sept. 30, 2019	Sept. 30, 2018

Net Income	$6,847	$5,538	$6,142	$18,081	$16,905

Per Common Share Data:(1)
Earnings per share, basic	$0.94	$0.79	$0.91	$2.59	$2.51
Earnings per share, diluted	$0.93	$0.78	$0.91	$2.57	$2.50
Book value per share	$33.59	$32.59	$28.09	$33.59	$28.09
Tangible book value per share	$33.37	$32.38	$27.86	$33.37	$27.86
Cash dividends per share	$—	$—	$—	$0.20	$0.15
Weighted average shares outstanding, basic	7,304,273	7,037,834	6,732,886	6,993,990	6,726,487
Weighted average shares outstanding, diluted	7,340,498	7,074,769	6,768,171	7,032,059	6,763,789

Summary Performance Ratios:
Return on average assets	1.42%	1.18%	1.36%	1.28%	1.28%
Return on average equity	11.20%	9.92%	12.96%	10.91%	12.35%
Net interest margin	3.50%	3.46%	3.49%	3.48%	3.42%
Net interest margin (FTE)	3.55%	3.51%	3.54%	3.53%	3.46%
Efficiency ratio	57.75%	62.81%	58.12%	60.00%	59.48%
Loans HFI to deposits ratio	84.27%	85.23%	83.04%	84.27%	83.04%
Noninterest-bearing deposits to deposits ratio	36.68%	35.30%	35.04%	36.68%	35.04%
Noninterest income to average assets	0.91%	0.87%	0.87%	0.84%	0.81%
Operating expense to average assets	2.47%	2.65%	2.47%	2.51%	2.45%

Summary Credit Quality Ratios:
Nonperforming assets to total assets	0.41%	0.70%	0.57%	0.41%	0.57%
Nonperforming loans to loans HFI	0.47%	0.87%	0.72%	0.47%	0.72%
Allowance for loan losses to loans HFI	0.98%	0.98%	0.92%	0.98%	0.92%
Net charge-offs to average loans outstanding	0.00%	0.00%	0.00%	0.00%	0.01%

Capital Ratios:
Total stockholders' equity to total assets	12.66%	12.57%	10.41%	12.66%	10.41%
Tangible common equity to tangible assets	12.59%	12.50%	10.34%	12.59%	10.34%
Total risk-based capital to risk weighted assets	17.76%	17.90%	16.36%	17.76%	16.36%
Tier 1 risk-based capital to risk-weighted assets	16.80%	16.95%	15.46%	16.80%	15.46%
Common equity tier 1 capital to risk-weighted assets	16.80%	16.60%	14.64%	16.80%	14.64%
Tier 1 risk-based capital to average assets	12.77%	12.83%	11.59%	12.77%	11.59%

(1)	2018 amounts adjusted to give effect to a 2-for-1 stock split with a record date of October 1, 2018.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
(in thousands)	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018
ASSETS
Cash and due from banks	$32,724	$29,854	$32,371	$34,070	$26,823
Interest-bearing deposits in other banks	73,598	71,761	145,593	117,836	82,434
Securities available-for-sale	341,900	318,082	319,353	307,877	296,025
Securities held-to-maturity	—	—	—	—	7,746
Equity securities	3,954	3,924	3,869	3,821	3,784
Nonmarketable equity securities	1,347	1,342	1,303	1,299	1,295
Loans held for sale	4,113	6,029	2,210	2,904	2,076
Loans held for investment	1,413,162	1,393,154	1,349,181	1,328,438	1,333,362
Allowance for loans losses	(13,906)	(13,591)	(13,101)	(12,524)	(12,249)
Premises and equipment, net	39,828	40,032	40,033	39,690	36,853
Accrued interest receivable	4,928	5,570	4,988	5,013	5,099
Bank-owned life insurance	21,707	21,570	21,434	21,301	21,852
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	4,651	4,748	4,844	—	—
Other assets	9,302	8,897	8,494	9,317	9,650
Total Assets	$1,938,854	$1,892,918	$1,922,118	$1,860,588	$1,816,296

LIABILITIES
Noninterest-bearing deposits	$615,051	$576,934	$565,757	$547,880	$562,575
Interest-bearing deposits	1,061,800	1,057,656	1,125,377	1,097,703	1,043,161
Total Deposits	1,676,851	1,634,590	1,691,134	1,645,583	1,605,736
Other borrowed funds	—	—	—	—	46
Junior subordinated debentures	—	5,155	11,341	11,341	11,341
Accrued interest payable	1,925	1,998	1,967	1,757	1,504
Lease liabilities	4,688	4,773	4,856	—	—
Accrued expenses and other liabilities	10,001	8,491	10,636	8,204	8,538
Total Liabilities	1,693,465	1,655,007	1,719,934	1,666,885	1,627,165
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS' EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	68,082	68,082	41,271	41,094	45,678
Retained earnings	177,033	170,122	164,534	160,115	153,914
Accumulated other comprehensive income (loss)	274	(293)	(3,621)	(7,506)	(10,461)
Total Stockholders' Equity	245,389	237,911	202,184	193,703	189,131
Total Liabilities and Stockholders' Equity	$1,938,854	$1,892,918	$1,922,118	$1,860,588	$1,816,296

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three months ended			Nine months ended
(in thousands)	Sept. 30, 2019	June 30, 2019	Sept. 30, 2018	Sept. 30, 2019	Sept. 30, 2018

INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$16,578	$15,945	$15,285	$48,026	$43,307
Interest on securities	1,800	1,784	1,689	5,347	5,254
Interest on federal funds sold	178	212	82	603	196
Interest on deposits in other banks	213	306	197	935	423
Dividends on stock	12	9	13	30	27
Total Interest and Dividend Income	18,781	18,256	17,266	54,941	49,207
INTEREST EXPENSE
Interest on deposits	2,514	2,449	1,818	7,260	5,018
Interest on other borrowed funds	—	—	3	—	6
Interest on junior subordinated debentures	73	156	150	385	410
Total Interest Expense	2,587	2,605	1,971	7,645	5,434
NET INTEREST INCOME	16,194	15,651	15,295	47,296	43,773
Provision for loan losses	378	529	526	1,432	1,464
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	15,816	15,122	14,769	45,864	42,309
NONINTEREST INCOME
Service charges on deposit accounts	1,195	1,083	1,162	3,304	3,486
Debit card income, net	833	785	786	2,314	2,254
Mortgage loan income	1,014	657	623	2,186	1,675
Brokerage income	561	626	469	1,552	1,395
Loan and deposit income	404	382	346	1,131	943
Bank-owned life insurance income	137	137	139	407	415
Gain (Loss) on equity securities	30	56	(30)	133	(122)
Gain (Loss) on sale of investments	5	—	(9)	5	32
Other income	207	373	455	749	686
Total Noninterest Income	4,386	4,099	3,941	11,781	10,764
OPERATING EXPENSES
Personnel expenses	7,007	7,005	6,625	20,652	19,255
Occupancy and equipment expenses	1,199	1,334	1,152	3,708	3,313
Technology expenses	595	558	507	1,697	1,549
Advertising	216	396	193	821	579
Other business development expenses	266	277	303	827	850
Data processing expense	479	483	437	1,420	1,257
Other taxes	425	455	325	1,234	1,016
Loan and deposit expenses	285	392	242	901	644
Legal and professional expenses	436	383	382	1,138	1,050
Other operating expenses	977	1,121	1,015	3,049	2,924
Total Operating Expenses	11,885	12,404	11,181	35,447	32,437
INCOME BEFORE INCOME TAX EXPENSE	8,317	6,817	7,529	22,198	20,636
Income tax expense	1,470	1,279	1,387	4,117	3,731
NET INCOME	$6,847	$5,538	$6,142	$18,081	$16,905

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTERST MARGIN (UNAUDITED)

	For the Three Months Ended
	September 30, 2019			June 30, 2019			September 30, 2018
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,408,146	$16,578	4.61%	$1,372,020	$15,945	4.60%	$1,333,720	$15,285	4.49%
Securities - taxable	255,846	1,352	2.11%	252,742	1,344	2.13%	270,179	1,368	2.02%
Securities - tax-exempt	77,047	448	2.33%	73,863	440	2.38%	56,242	321	2.29%
Federal funds sold	32,461	178	2.15%	35,390	212	2.37%	15,761	82	2.02%
Interest-bearing balances due from banks	38,676	213	2.16%	52,477	306	2.31%	39,657	197	1.95%
Nonmarketable equity securities	1,342	10	2.99%	1,333	4	1.30%	1,292	9	2.71%
Investment in trusts	64	2	10.91%	324	5	5.99%	341	4	5.23%
Total interest-earning assets	1,813,582	$18,781	4.06%	1,788,149	$18,256	4.05%	1,717,192	$17,266	3.95%
Allowance for loan losses	(13,755)			(13,299)			(11,962)
Noninterest earning assets	110,062			105,677			88,833
Total assets	$1,909,889			$1,880,527			$1,794,063
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$724,219	$972	0.53%	$733,328	$995	0.54%	$697,485	$689	0.39%
Time deposits	338,330	1,542	1.81%	332,474	1,454	1.75%	320,955	1,129	1.40%
Total interest-bearing deposits	1,062,549	2,514	0.94%	1,065,802	2,449	0.92%	1,018,440	1,818	0.71%
Junior subordinated debentures	2,129	73	13.64%	10,763	156	5.81%	11,341	150	5.25%
Other borrowings	22	—	2.80%	—	—	—%	303	3	3.24%
Total interest-bearing liabilities	1,064,700	$2,587	0.96%	1,076,565	$2,605	0.97%	1,030,084	$1,971	0.76%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	586,664			564,911			566,056
Accrued interest and other liabilities	16,084			15,158			9,863
Total noninterest-bearing liabilities:	602,748			580,069			575,919
Stockholders’ equity	242,441			223,893			188,060
Total liabilities and stockholders’ equity	$1,909,889			$1,880,527			$1,794,063
Net interest income		$16,194			$15,651			$15,295
Net interest spread			3.10%			3.08%			3.19%
Net interest margin			3.50%			3.46%			3.49%
Net interest margin FTE(3)			3.55%			3.51%			3.54%
Cost of deposits			0.60%			0.60%			0.46%
Cost of funds			0.57%			0.58%			0.46%

(1)
Includes average outstanding balances of loans held for sale of $6.0 million, $3.6 million, and $3.2 million for the three months ended September 30, 2019, June 30, 2019, and September 30, 2018, respectively.

(2)	Nonaccrual loans are included as loans carrying a zero yield.

(3)	Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Nine Months Ended September 30,
	2019			2018
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,375,129	$48,026	4.61%	$1,302,848	$43,307	4.38%
Securities - taxable	256,618	4,074	2.12%	281,683	4,255	2.01%
Securities - tax-exempt	71,892	1,273	2.36%	58,032	999	2.30%
Federal funds sold	34,019	603	2.34%	14,547	196	1.78%
Interest-bearing balances due from banks	53,759	935	2.30%	31,880	423	1.75%
Nonmarketable equity securities	1,325	19	1.86%	1,283	14	1.43%
Investment in trusts	242	11	6.23%	341	13	4.91%
Total interest-earning assets	1,792,984	$54,941	4.05%	1,690,614	$49,207	3.85%
Allowance for loan losses	(13,267)			(11,482)
Noninterest earning assets	105,793			88,552
Total assets	$1,885,510			$1,767,684
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$736,947	$2,930	0.53%	$705,099	$1,909	0.36%
Time deposits	335,201	4,330	1.73%	319,239	3,109	1.30%
Total interest-bearing deposits	1,072,148	7,260	0.91%	1,024,338	5,018	0.65%
Junior subordinated debentures	8,044	385	6.39%	11,341	410	4.83%
Other borrowings	7	—	2.80%	246	6	3.46%
Total interest-bearing liabilities	1,080,199	$7,645	0.95%	1,035,925	$5,434	0.70%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	568,053			539,269
Accrued interest and other liabilities	15,756			9,439
Total noninterest-bearing liabilities:	583,809			548,708
Stockholders’ equity	221,502			183,051
Total liabilities and stockholders’ equity	$1,885,510			$1,767,684
Net interest income		$47,296			$43,773
Net interest spread			3.10%			3.15%
Net interest margin			3.48%			3.42%
Net interest margin FTE(3)			3.53%			3.46%
Cost of deposits			0.59%			0.43%
Cost of funds			0.57%			0.43%

(1)	Includes average outstanding balances of loans held for sale of $4.1 million and $2.9 million for the nine months ended September 30, 2019 and 2018, respectively.

(2)	Nonaccrual loans are included as loans carrying a zero yield.

(3)	Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollars in thousands except per share data)	Sept. 30, 2019	June 30, 2019	Sept. 30, 2018
Tangible common equity
Total stockholders' equity	$245,389	$237,911	$189,131
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity	$243,843	$236,365	$187,585
Common shares outstanding(1)	7,306,221	7,300,246	6,733,848
Book value per common share(1)	$33.59	$32.59	$28.09
Tangible book value per common share(1)	$33.37	$32.38	$27.86

Tangible assets
Total assets	$1,938,854	$1,892,918	$1,816,296
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets	$1,937,308	$1,891,372	$1,814,750
Total stockholder's equity to assets	12.66%	12.57%	10.41%
Tangible common equity to tangible assets	12.59%	12.50%	10.34%

(1)	September 30, 2018 amount adjusted to give effect to a 2-for-1 stock split with a record date of October 1, 2018.

SOURCE: Red River Bancshares, Inc.